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Anthony C. Weagley

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Chief Executive Officer

(908) 206-2886

Center Bancorp, Inc. Reports Net Income Available to Common Shareholders of $5.0 Million or $0.30 per Share for the Fourth Quarter of 2013, Representing a 11.6% Increase over the Fourth Quarter of 2012

UNION, N.J., January 21, 2014 (GLOBE NEWSWIRE) -- Center Bancorp, Inc. (NASDAQ: CNBC) (the "Corporation", or "Center"), parent company of Union Center National Bank (“UCNB” or the “Bank”), today reported operating results for the fourth quarter ended December 31, 2013. Net income available to common stockholders amounted to $5.0 million, or $0.30 per fully diluted common share, for the quarter ended December 31, 2013, an increase of $514,000 or approximately 11.6 percent as compared with net income available to common stockholders of $4.4 million, or $0.27 per fully diluted common share, for the quarter ended December 31, 2012.

For the twelve months ended December 31, 2013, net income available to common stockholders amounted to $19.8 million, or $1.21 per fully diluted common share, compared to $17.2 million, or $1.05 per fully diluted common share, for the same period in 2012.

“Our fourth quarter earnings remained strong, fueled on fundamentals driving top line revenue growth with solid asset quality. We achieved significant growth across all principal portions of our business and achieved strong core deposit growth during the fourth quarter. Our actions, supported by our core earnings performance and strategic growth, created value to our shareholders" said Anthony C. Weagley, President and Chief Executive Officer of Union Center National Bank.

Highlights for the quarter include:

•	Non-performing assets (NPA’s) of $3.4 million were 0.20 percent of total assets at December 31, 2013, compared to $2.3 million or 0.14 percent at September 30, 2013 and $5.0 million or 0.31 percent at December 31, 2012. The allowance for loan losses as a percentage of total non-performing loans was 329.4 percent at December 31, 2013 compared to 501.7 percent at September 30, 2013 and 278.9 percent at December 31, 2012.

•	The Tier 1 leverage capital ratio was 9.69 percent at December 31, 2013, compared to 9.52 percent at September 30, 2013, and 9.02 percent at December 31, 2012, exceeding regulatory guidelines in all periods.

•	Tangible book value per common share rose to $8.58 at December 31, 2013, compared to $8.37 at September 30, 2013 and $8.11 at December 31, 2012.

•	The efficiency ratio for the fourth quarter of 2013 on an annualized basis was 46.6 percent as compared to 45.8 percent in the third quarter of 2013 and 46.9 percent in the fourth quarter of 2012.

•	Deposits increased $35.1 million to $1.34 billion at December 31, 2013, from $1. 31 billion at December 31, 2012.

Selected Financial Ratios (unaudited; annualized where applicable)

As of or for the quarter ended:	12/31/13	9/30/13	6/30/13	3/31/13	12/31/12
Return on average assets	1.20%	1.23%	1.22%	1.23%	1.11%
Return on average equity	11.85%	12.53%	11.84%	12.09%	11.17%
Net interest margin (tax equivalent basis)	3.29%	3.31%	3.28%	3.31%	3.32%
Loans / deposits ratio	71.61%	72.85%	70.48%	68.60%	68.07%
Stockholders’ equity / total assets	10.08%	10.04%	10.04%	10.23%	9.86%
Efficiency ratio (1)	46.6%	45.8%	47.0%	48.5%	46.9%
Book value per common share	$9.61	$9.40	$9.17	$9.39	$9.14
Return on average tangible equity (1)	13.16%	13.98%	13.17%	13.49%	12.49%
Tangible common stockholders’ equity / tangible assets (1)	8.48%	8.42%	8.38%	8.58%	8.22%
Tangible book value per common share (1)	$8.58	$8.37	$8.14	$8.36	$8.11
(1)	Information reconciling non-GAAP measures to GAAP measures is presented elsewhere in this press release.

Net Interest Income

For the three months ended December 31, 2013, total interest income on a taxable equivalent basis increased $528,000 or 3.6 percent, to $15.3 million, compared to the three months ended December 31, 2012. Total interest expense decreased by $63,000, or 2.2 percent, to $2.8 million, for the three months ended December 31, 2013, compared to the same period last year. Net interest income on a taxable equivalent basis was $12.6 million for the three months ended December 31, 2013, increasing $591,000, or 4.9 percent, from $12.0 million for the comparable period in 2012. Compared to 2012, for the three months ended December 31, 2013, average interest earning assets increased $83.0 million while net interest spread was at 3.11 percent and 3.19 percent for the three months ended December 31, 2013 and December 31, 2012, respectively. For the quarter ended December 31, 2013, the Corporation’s net interest margin on a taxable equivalent annualized basis decreased to 3.29 percent as compared to 3.32 percent for the same three month period in 2012.

The 3.6 percent increase in total interest income on a taxable equivalent basis reflected an increase of $83.0 million in interest earning assets that the average volume contributed $1.09 million of interest income offset in part by lower rates which reduced interest income by $562,000.

The 2.2 percent decrease in interest expense reflects a favorable shift in the deposit mix and the impact of the sustained low levels in short-term interest rates, offsetting higher volumes of interest bearing deposits. The average cost of funds declined one basis point to 0.91 percent from 0.92 percent for the quarter ended December 31, 2012 and was equal to the third quarter of 2013.

For the twelve months ended December 31, 2013, net interest income on a taxable equivalent basis amounted to $48.7 million, compared to $45.4 million for the twelve months ended December 31, 2012. For the twelve month period ended December 31, 2013, interest income on a taxable equivalent basis increased by $2.6 million while interest expense decreased by $694,000 from the twelve months ended December 31, 2012. Compared to 2012, for the twelve months ended December 31, 2013, average interest earning assets increased $108.9 million while net interest spread and margin decreased on a tax-equivalent basis by 5 basis points and 2 basis points, respectively.

Earnings Summary for the Period Ended December 31, 2013

The following table presents condensed consolidated statement of income data for the periods indicated.

Condensed Consolidated Statements of Income (unaudited)

(dollars in thousands, except per share data)
For the quarter ended:	12/31/13	9/30/13	6/30/13	3/31/13	12/31/12
Net interest income	$11,866	$11,722	$11,228	$11,370	$11,422
Provision for loan losses	350	—	—	—	100
Net interest income after provision for loan losses	11,516	11,722	11,228	11,370	11,322
Other income	1,756	1,543	1,707	1,845	1,016
Other expense	6,459	6,205	6,076	6,538	6,193
Income before income tax expense	6,813	7,060	6,859	6,677	6,145
Income tax expense	1,829	1,966	1,936	1,753	1,676
Net income	$4,984	$5,094	$4,923	$4,924	$4,469
Net income available to common stockholders	$4,955	$5,066	$4,895	$4,868	$4,441
Earnings per common share:
Basic	$0.30	$0.31	$0.30	$0.30	$0.27
Diluted	$0.30	$0.31	$0.30	$0.30	$0.27
Weighted average common shares outstanding:
Basic	16,350,183	16,349,480	16,348,915	16,348,215	16,347,564
Diluted	16,396,931	16,385,155	16,375,774	16,373,588	16,363,698

Other Income

Total other income increased $740,000 for the fourth quarter of 2013 compared with the same period in 2012. During the fourth quarter of 2013, the Corporation recorded net investment securities gains of $449,000 compared to net investment securities losses of $201,000 for the same period last year. Excluding net securities gains and losses, the Corporation recorded other income of $1.3 million for the three months ended December 31, 2013 compared to other income of $1.2 million for the fourth quarter of 2012 and $1.2 million for the three months ended September 30, 2013. Increases in other income in the fourth quarter of 2013 when compared to the fourth quarter of 2012 (excluding securities gains) were primarily from an increase of $69,000 in loan related fees, an increase of $85,000 in service charges on deposit accounts, and an increase of $84,000 in annuities and insurance commissions, offset in part by a decline of $131,000 in net gains on sales of loans held for sale, and a decrease in bank owned life insurance income of $22,000.

For the twelve months ended December 31, 2013, total other income decreased $359,000 compared to the same period in 2012, primarily as a result of $301,000 related to lower net securities gains and $899,000 relating to a bargain gain on acquisition in the prior period, offset in part by increased income on bank owned life insurance, annuities and loan fees. Excluding net securities gains and losses, the Corporation recorded other income of $5.1 million for the twelve months ended December 31, 2013 compared to other income, excluding net securities gains and losses and bargain gain on acquisition, of $4.3 million for the twelve months ended December 31, 2012, representing an increase of $841,000 or 19.6 percent.

The following table presents the components of other income for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	12/31/13	9/30/13	6/30/13	3/31/13	12/31/12
Service charges on deposit accounts	$409	$356	$318	$289	$324
Loan related fees	289	297	114	139	220
Net gains on sales of loans held for sale	39	26	91	138	170
Annuities and insurance commissions	151	92	146	100	67
Debit card and ATM fees	124	127	133	117	125
Bank-owned life insurance	260	265	274	565	282
Net investment securities gains (losses)	449	343	600	319	(201)
Other fees	35	37	31	178	29
Total other income	$1,756	$1,543	$1,707	$1,845	$1,016

Other Expense

Total other expense for the fourth quarter of 2013 amounted to $6.5 million, which was approximately $254,000 or 4.1 percent higher than other expense for the three months ended September 30, 2013, primarily resulting an increase in salaries and benefit expense , which increased $146,000. Other increases contributing to the increase in operating overhead included FDIC insurance of $11,000, stationery and printing of $46,000, occupancy and equipment of $123,000 and all other expense of $29,000. These increases were partially offset by decreases in marketing and advertising expense of $47,000 and professional and consulting expense of $42,000.

The increase in other expense for the three months ended December 31, 2013, when compared to the quarter ended December 31, 2012, was approximately $266,000. Increases primarily included salaries and benefit expense of $188,000, occupancy and equipment expense of $20,000, professional and consulting expense of $50,000, marketing and advertising expense of $12,000, computer expense of $26,000, and stationery and printing expense of $8,000. These increases were partially offset by decreases of $8,000 in ATM related expenses and $25,000 in all other expense.

For the twelve months ended December 31, 2013, total other expense increased $81,000, or 0.3 percent, compared to the twelve months ended December 31, 2012. Excluding the repurchase agreement prepayment and termination fee and acquisition cost recognized in 2012, total other expense increased $1.6 million or 6.6 percent. Increases primarily included $894,000 in salaries and employee benefits, $531,000 in occupancy and equipment, $118,000 in marketing and advertising, $34,000 in professional and consulting expense, and $80,000 in other expenses. The increases resulted primarily from operating the Saddle River, Oakland and Englewood branches for the twelve months of 2013 and opening of the Princeton branch in the second quarter of 2013. These increases were partially offset by decreases in FDIC insurance expense of $56,000, stationery and printing expense of $16,000, and other real estate owned expense of $13,000.

The following table presents the components of other expense for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	12/31/13	9/30/13	6/30/13	3/31/13	12/31/12
Salaries	$2,659	$2,532	$2,652	$2,653	$2,495
Employee benefits	734	715	683	837	710
Occupancy and equipment	962	839	811	906	942
Professional and consulting	310	352	230	219	260
Stationery and printing	108	62	78	85	100
FDIC Insurance	294	283	208	313	293
Marketing and advertising	47	94	62	101	35
Computer expense	364	362	343	353	338
Bank regulatory related expenses	84	86	82	90	82
Postage and delivery	63	71	70	56	61
ATM related expenses	64	66	65	71	72
Other real estate owned, net	4	7	107	19	1
Amortization of core deposit intangible	7	6	8	10	10
Acquisition cost	—	—	—	—	10
All other expenses	759	730	677	825	784
Total other expense	$6,459	$6,205	$6,076	$6,538	$6,193

Statement of Condition Highlights at December 31, 2013

Highlights as of December 31, 2013 included:

•	Continued balance sheet strength, with total assets amounting to $1.7 billion at December 31, 2013.

•	Total loans were $960.9 million at December 31, 2013, increasing $71.3 million, or 8.0 percent, from December 31, 2012. Total real estate loans increased $35.0 million, or 5.6 percent, from December 31, 2012. Commercial loans increased $36.0 million, or 13.7 percent, year over year.

•	Deposits totaled $1.342 billion at December 31, 2013, increasing $35.1 million, or 2.7 percent, since December 31, 2012. Total Demand, Savings, Money Market, and certificates of deposit less than $100,000 increased $46.5 million or 3.9 percent from December 31, 2012. The increases reflect continued core deposit growth.

•	Borrowings totaled $151.2 million at December 31, 2013 and December 31, 2012.

Condensed Statements of Condition

The following table presents condensed statements of condition data as of the dates indicated.

Condensed Consolidated Statements of Condition (unaudited)

(in thousands)
At quarter ended:	12/31/13	9/30/13	6/30/13	3/31/13	12/31/12
Cash and due from banks	$82,692	$33,557	$61,959	$116,755	$104,134
Interest bearing deposits with banks	—	—	—	—	2,004
Investment securities:
Available for sale	323,070	413,147	419,773	458,004	496,815
Held to maturity	215,286	153,486	136,786	78,212	58,064
Loans held for sale, at fair value	—	101	585	774	1,491
Loans	960,943	957,492	902,822	879,387	889,672
Allowance for loan losses	(10,333)	(10,194)	(10,202)	(10,232)	(10,237)
Restricted investment in bank stocks, at cost	8,986	8,986	8,986	8,966	8,964
Premises and equipment, net	13,681	13,472	13,456	13,544	13,563
Goodwill	16,804	16,804	16,804	16,804	16,804
Core deposit intangible	23	30	36	45	54
Bank-owned life insurance	35,734	35,474	35,209	34,935	34,961
Other real estate owned	220	220	220	1,536	1,300
Other assets	25,976	21,841	19,264	11,065	12,176
Total assets	$1,673,082	$1,644,416	$1,605,698	$1,609,795	$1,629,765
Deposits	$1,342,005	$1,314,317	$1,280,894	$1,282,223	$1,306,922
Borrowings	151,155	151,155	151,155	151,155	151,155
Other liabilities	11,338	13,806	12,364	11,664	10,997
Stockholders' equity	168,584	165,138	161,285	164,753	160,691
Total liabilities and stockholders’ equity	$1,673,082	$1,644,416	$1,605,698	$1,609,795	$1,629,765

The following table reflects the composition of the Corporation’s deposits as of the dates indicated.

Deposits (unaudited)
(in thousands)
At quarter ended:	12/31/13	9/30/13	6/30/13	3/31/13	12/31/12
Demand:
Non-interest bearing	$227,370	$238,214	$219,669	$213,794	$215,071
Interest-bearing	266,613	231,390	195,954	207,427	217,922
Savings	178,889	186,194	221,271	221,274	216,274
Money market	522,578	505,490	493,155	488,124	493,836
Time	146,555	153,029	150,845	151,604	163,819
Total deposits	$1,342,005	$1,314,317	$1,280,894	$1,282,223	$1,306,922

Loans

Total loans rose to $961 million at December 31, 2013. Mr. Weagley commented: “I continue to be extremely pleased with our loan growth, our loan pipeline and our continued success in generating solid lending growth, as well as with the favorable changes in the mix and broadening of our client base. Outstanding loan balances increased during the fourth quarter despite loan pay downs late in the month of December and delayed closings carrying over into January of 2014.”

The Corporation’s total loans increased $3.5 million to $960.9 million at December 31, 2013, from $957.5 million at September 30, 2013. The allowance for loan losses amounted to $10.3 million and $10.2 million at December 31, 2013 and September 30, 2013, respectively. The loan growth during the period resulted from approximately $78.1 million in new loans and advances during the fourth quarter. This growth was offset in part by prepayments of $25.9 million coupled with scheduled payments, maturities and payoffs of $49.1 million. Average loans during the fourth quarter of 2013 totaled $950.5 million as compared to $864.8 million during the fourth quarter of 2012, representing a 9.9 percent increase.

At the end of the fourth quarter of 2013, the loan portfolio remained well diversified with commercial and industrial (C&I) loans, including owner-occupied commercial real estate loans, accounting for 31.0 percent of the loan portfolio, commercial real estate loans representing 49.9 percent of the loan portfolio, and consumer and other loans representing 14.7 percent of the loan portfolio. Construction and development loans accounted for only 4.4 percent of the loan portfolio. The loan volume increase within the portfolio compared to December 31, 2012, amounted to $86.4 million in commercial and commercial real estate loans and $2.5 million in construction loans, offset by a decrease of $17.8 million in residential mortgage loans. At December 31, 2012, net loans totaled $879.4 million.

The following reflects the composition of the Corporation’s loan portfolio as of the dates indicated.

Loans (unaudited)

(in thousands)
At quarter ended:	12/31/13	9/30/13	6/30/13	3/31/13	12/31/12
Real estate loans:
Residential	$140,477	$142,744	$142,772	$145,228	$158,361
Commercial	479,083	464,374	443,441	431,771	428,673
Construction	42,722	42,727	38,565	35,166	40,272
Total real estate loans	662,282	649,845	624,778	612,165	627,306
Commercial loans	297,762	306,974	277,734	266,762	261,791
Consumer and other loans	561	517	147	326	452
Total loans before deferred fees and costs	960,605	957,336	902,659	879,253	889,549
Deferred costs, net	338	156	163	134	123
Total loans	$960,943	$957,492	$902,822	$879,387	$889,672

At December 31, 2013, the Corporation had $202.3 million in overall undisbursed loan commitments, which consisted primarily of unused commercial lines of credit, home equity lines of credit and available usage from active construction facilities. Included in the overall undisbursed commitments are the Corporation's "Approved, Accepted but Unfunded" pipeline, which includes approximately $35.7 million in commercial and commercial real estate loans and $2.3 million in residential mortgages expected to fund over the next 90 days.

Asset Quality

Non-accrual loans increased from $2.0 million at September 30, 2013 to $3.1 million at December 31, 2013. Other real estate owned was $220,000 at December 31, 2013 and September 30, 2013, as compared with $1.3 million at December 31, 2012.

At December 31, 2013, non-performing assets totaled $3.36 million, or 0.20 percent of total assets, as compared with $2.3 million, or 0.14 percent, at September 30, 2013 and $5.0 million, or 0.31 percent, at December 31, 2012. The increase in non-performing assets from September 30, 2013 to December 31, 2013 reflected the addition of three loans amounting to $1.454 million to non-accrual status, partial charge-offs of $218,000 and the proceeds from the sale of collateral and payment of $130,000. The decrease from December 31, 2012 to December 31, 2013 reflects the Corporation’s ability to satisfactorily work out certain problem loans. As of December 31, 2013, the major components of non-accrual loans were comprised of three relationships which equates to 58.46% of total non-performing assets. The largest component, totaling $744,400 of the total, is secured by a senior lien on a mixed use commercial property, located in Bergen County, New Jersey. The Corporation believes that it is adequately secured with an income producing property, the cash flows from which appear sufficient to service the loan. Increased collections efforts have been implemented. An additional $671,600 of the total is a commercial note secured by business liens and a junior lien on a residential property, located in Morris County, New Jersey. The loan is in the process of being modified in the first quarter of 2014. An additional $546,800 of the total is secured by a senior lien on a residential property, is located in Morris County, New Jersey. This loan has been restructured, and is being monitored for performance under the terms and conditions of the restructured agreement. The remaining non-accrual loans are primarily residential properties and are in the process of being worked out.

The following table presents the components of non-performing assets and other asset quality data for the periods indicated.

(dollars in thousands, unaudited)
As of or for the quarter ended:	12/31/13	9/30/13	6/30/13	3/31/13	12/31/12
Non-accrual loans (1)	$3,137	$2,032	$2,508	$2,565	$3,616
Loans 90 days or more past due and still accruing	—	—	53	54	55
Total non-performing loans	3,137	2,032	2,561	2,619	3,671
Other real estate owned	220	220	220	1,536	1,300
Total non-performing assets	$3,357	$2,252	$2,781	$4,155	$4,971

Non-performing assets / total assets	0.20%	0.14%	0.17%	0.26%	0.31%
Non-performing loans / total loans	0.33%	0.21%	0.28%	0.30%	0.41%
Net charge-offs	$211	$8	$30	$5	$103
Net charge-offs / average loans (2)	0.09%	N/M	0.01%	N/M	0.05%
Allowance for loan losses / total loans	1.08%	1.06%	1.13%	1.16%	1.15%
Allowance for loan losses / non-performing loans	329.4%	501.7%	398.4%	390.7%	278.9%

Total assets	$1,673,082	$1,644,416	$1,605,698	$1,609,795	$1,629,765
Total loans	960,943	957,492	902,822	879,387	889,672
Average loans	950,541	921,523	888,175	873,916	864,829
Allowance for loan losses	10,333	10,194	10,202	10,232	10,237

_________________

(1)	Six loans totaling $1.7 million or (53.6%) of the total non-accrual loan balance were making payments at December 31, 2013.
(2)	Annualized.

N/M – not meaningful

The allowance for loan losses at December 31, 2013 amounted to approximately $10.3 million, or 1.08 percent of total loans, compared to 1.15 percent of total loans at December 31, 2012. Excluding loans acquired from Saddle River Valley Bank and carried at fair value, the coverage ratio was 1.11 percent, compared to 1.22 percent of total loans at December 31, 2012. The allowance for loan losses as a percentage of total non-performing loans was 329.4 percent at December 31, 2013 compared to 278.9 percent at December 31, 2012.

Capital

At December 31, 2013, total stockholders' equity amounted to $168.6 million, or 10.08 percent of total assets. Tangible common stockholders' equity was $140.5 million, or 8.48 percent of tangible assets, compared to 8.22 percent at December 31, 2012. Book value per common share was $9.61 at December 31, 2013, compared to $9.14 at December 31, 2012. Tangible book value per common share was $8.58 at December 31, 2013 compared to $8.11 at December 31, 2012.

At December 31, 2013, the Corporation’s Tier 1 leverage capital ratio was 9.69 percent, the Tier 1 risk-based capital ratio was 12.10 percent and the total risk-based capital ratio was 12.91 percent. Tier 1 capital increased $15.6 million to approximately $159.4 million at December 31, 2013 from $143.8 million at December 31, 2012, reflecting an increase in retained earnings.

At December 31, 2013, the Corporation's capital ratios continued to exceed the minimum Federal requirements for a bank holding company, and Union Center National Bank's capital ratios continued to exceed each of the minimum levels required for classification as a "well capitalized institution" under the Federal Deposit Insurance Corporation Improvement Act.

Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Corporation's management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company's financial condition and, therefore, that such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

“Return on average tangible stockholders’ equity” is a non-GAAP financial measure and is defined as net income as a percentage of tangible stockholders’ equity. Tangible stockholders’ equity is defined as common stockholders’ equity less goodwill and other intangible assets. The return on average tangible stockholders’ equity measure may be important to investors that are interested in analyzing the Corporation’s return on equity excluding the effect of changes in intangible assets on equity.

The following table presents a reconciliation of average tangible stockholders’ equity and a reconciliation of the annualized return on average tangible stockholders’ equity for the periods presented.

(dollars in thousands)
For the quarter ended:	12/31/13	9/30/13	6/30/13	3/31/13	12/31/12
Net income	$4,984	$5,094	$4,923	$4,924	$4,469
Average stockholders’ equity	$168,273	$162,557	$166,385	$162,853	$160,006
Less: Average goodwill and other intangible assets	16,831	16,838	16,845	16,855	16,864
Average tangible stockholders’ equity	$151,442	$145,719	$149,540	$145,998	$143,142

Return on average stockholders’ equity (1)	11.85%	12.53%	11.84%	12.09%	11.17%
Add: Average goodwill and other intangible assets (1)	1.31%	1.45%	1.33%	1.40%	1.32%
Return on average tangible stockholders’ equity (1)	13.16%	13.98%	13.17%	13.49%	12.49%

 ___

(1) Annualized.

“Tangible book value per common share” is a non-GAAP financial measure and represents tangible stockholders’ equity (or tangible book value) calculated on a per common share basis. The disclosure of tangible book value per common share may be helpful to those investors who seek to evaluate the Corporation’s book value per common share without giving effect to goodwill and other intangible assets.

The following table presents a reconciliation of stockholders’ equity to tangible common stockholders’ equity and book value per common share to tangible book value per common share as of the dates presented.

(dollars in thousands, except per share data)
At quarter ended:	12/31/13	9/30/13	6/30/13	3/31/13	12/31/12
Common shares outstanding	16,369,012	16,369,012	16,367,744	16,348,915	16,347,915
Stockholders’ equity	$168,584	$165,138	$161,285	$164,753	$160,691
Less: Preferred stock	11,250	11,250	11,250	11,250	11,250
Less: Goodwill and other intangible assets	16,827	16,834	16,840	16,849	16,858
Tangible common stockholders’ equity	$140,507	$137,054	$133,195	$136,654	$132,583

Book value per common share	$9.61	$9.40	$9.17	$9.39	$9.14
Less: Goodwill and other intangible assets	1.03	1.03	1.03	1.03	1.03
Tangible book value per common share	$8.58	$8.37	$8.14	$8.36	$8.11

"Tangible common stockholders' equity/tangible assets" is a non-GAAP financial measure and is defined as tangible common stockholders' equity as a percentage of total assets minus goodwill and other intangible assets. This measure may be important to investors that are interested in analyzing the financial condition of the Corporation without consideration of intangible assets, inasmuch as tangible common stockholders' equity and tangible assets both exclude goodwill and other intangible assets.

The following table presents a reconciliation of total assets to tangible assets and a comparison of total stockholders' equity/total assets to tangible common stockholders' equity/tangible assets as of the dates presented.

(dollars in thousands)
At quarter ended:	12/31/13	9/30/13	6/30/13	3/31/13	12/31/12
Total assets	$1,673,082	$1,644,416	$1,605,698	$1,609,795	$1,629,765
Less: Goodwill and other intangible assets	16,827	16,834	16,840	16,849	16,858
Tangible assets	$1,656,255	$1,627,582	$1,588,858	$1,592,946	$1,612,907

Total stockholders' equity / total assets	10.08%	10.04%	10.04%	10.23%	9.86%
Tangible common stockholders' equity / tangible assets	8.48%	8.42%	8.38%	8.58%	8.22%

Other income is presented in the table below including and excluding net gains. We believe that many investors desire to evaluate other income without regard for such gains.

(in thousands)
For the quarter ended:	12/31/13	9/30/13	6/30/13	3/31/13	12/31/12
Other income	$1,756	$1,543	$1,707	$1,845	$1,016
Less: Net investment securities gains (losses)	449	343	600	319	(201)
Other income, excluding net investment securities gains ( losses)	$1,307	$1,200	$1,107	$1,526	$1,217

“Efficiency ratio” is a non-GAAP financial measure and is defined as other expense as a percentage of net interest income on a tax equivalent basis plus other income, excluding net investment securities gains, calculated as follows:

(dollars in thousands)
For the quarter ended:	12/31/13	9/30/13	6/30/13	3/31/13	12/31/12
Other expense	$6,459	$6,205	$6,076	$6,538	$6,193
Less: Acquisition cost	—	—	—	—	10
Other expense, excluding special items	$6,459	$6,205	$6,076	$6,538	$6,183

Net interest income (tax equivalent basis)	$12,561	$12,342	$11,810	$11,950	$11,969
Other income, excluding net investment securities gains (losses)	1,307	1,200	1,107	1,526	1,217
Total	$13,868	$13,542	$12,917	$13,476	$13,186

Efficiency ratio	46.6%	45.8%	47.0%	48.5%	46.9%

The following table sets forth the Corporation’s consolidated average statements of condition for the periods presented. Condensed Consolidated Average Statements of Condition (unaudited)

(in thousands)
For the quarter ended:	12/31/13	9/30/13	6/30/13	3/31/13	12/31/12
Investment securities
Available for sale	$384,554	$426,870	$457,484	$503,223	$517,179
Held to maturity	190,817	150,087	95,163	65,378	58,929
Loans	950,541	921,523	888,175	873,916	864,829
Allowance for loan losses	(10,296)	(10,200)	(10,214)	(10,229)	(10,188)
All other assets	146,119	163,732	183,894	171,703	181,306
Total assets	$1,661,735	$1,652,012	$1,614,502	$1,603,991	$1,612,055
Non-interest bearing deposits	$263,715	$238,194	$219,965	$212,860	$205,278
Interest-bearing deposits	1,064,096	1,086,757	1,059,552	1,061,261	1,079,351
Borrowings	151,155	151,753	151,924	151,488	151,364
Other liabilities	14,496	12,751	16,676	15,529	16,056
Stockholders’ equity	168,273	162,557	166,385	162,853	160,006
Total liabilities and stockholders’ equity	$1,661,735	$1,652,012	$1,614,502	$1,603,991	$1,612,055

About Center Bancorp

Center Bancorp, Inc. is a bank holding company, which operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and now ranks as the third largest national bank headquartered in the state. Union Center National Bank is currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium-sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Banking and Wealth Management Division, which includes its wholly-owned subsidiary, Center Financial Group LLC, provides personalized wealth management and advisory services to high net worth individuals and families. Our services include banking, liquidity management, investment services, custody, tailored lending, wealth planning, trust and fiduciary services, insurance, family wealth advisory services and philanthropic advisory services. The Bank, through a strategic partnership between the Bank's Private Banking Division and Alexander, Troy & Company, Family Office Services, of Katonah, New York, provides customized financial and administrative services to high-net worth individuals.

Center, through a strategic partnership with Compass Financial Management, LLC and ING, offers pension/401(k) planning services. Compass is an Investment Advisory Company with five decades of cumulative experience providing investment services in a personal, professional and attentive manner. They provide discretionary private investment management for individuals and corporate accounts as well as 401(k) advisory services.

The Bank currently operates 16 banking locations in Bergen, Mercer, Morris and Union Counties in New Jersey. Banking centers are located in Union Township (5 locations), Berkeley Heights, Boonton/Mountain Lakes, Englewood, Madison, Millburn/Vauxhall, Morristown, Oakland, Saddle River, Springfield, Princeton and Summit, New Jersey. The Bank's primary market area is comprised of central and northern New Jersey.

For further information regarding Center Bancorp, Inc., please visit our web site at http://www.centerbancorp.com or call (800) 862-3683. For information regarding Union Center National Bank, please visit our web site at www.ucnb.com.

Forward-Looking Statements

All non-historical statements in this press release (including statements regarding loan growth) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use forward-looking terminology such as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers, including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to economic recovery and the deregulation of the financial services industry, and other risks cited in the Corporation's most recent Annual Report on Form 10-K and other reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

CENTER BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except for share and per share data)	December 31, 2013	December 31, 2012
	(Unaudited)
ASSETS
Cash and due from banks	$82,692	$104,134
Interest bearing deposits with banks	—	2,004
Total cash and cash equivalents	82,692	106,138
Investment securities:
Available for sale	323,070	496,815
Held to maturity (fair value of $210,958 at December 31, 2013 and $62,431 at December 31, 2012)	215,286	58,064
Loans held for sale	—	1,491
Loans	960,943	889,672
Less: Allowance for loan losses	10,333	10,237
Net loans	950,610	879,435
Restricted investment in bank stocks, at cost	8,986	8,964
Premises and equipment, net	13,681	13,563
Accrued interest receivable	6,802	6,849
Bank-owned life insurance	35,734	34,961
Goodwill	16,804	16,804
Prepaid FDIC assessments	—	811
Other real estate owned	220	1,300
Due from brokers for investment securities	8,759	—
Other assets	10,438	4,570
Total assets	$1,673,082	$1,629,765
LIABILITIES
Deposits:
Non-interest bearing	$227,370	$215,071
Interest-bearing:
Time deposits $100 and over	99,444	110,835
Interest-bearing transaction, savings and time deposits less than $100	1,015,191	981,016
Total deposits	1,342,005	1,306,922
Long-term borrowings	146,000	146,000
Subordinated debentures	5,155	5,155
Accounts payable and accrued liabilities	11,338	10,997
Total liabilities	1,504,498	1,469,074
STOCKHOLDERS’ EQUITY
Preferred stock, $1,000 liquidation value per share, authorized 5,000,000 shares; issued and outstanding 11,250 shares of Series B preferred stock at December 31, 2013 and December 31, 2012; total liquidation value of $11,250	11,250	11,250
Common stock, no par value, authorized 25,000,000 shares; issued 18,477,412 shares at December 31, 2013 and December 31, 2012; outstanding 16,369,012 shares at December 31, 2013 and 16,347,915 shares at December 31, 2012	110,056	110,056
Additional paid in capital	4,986	4,801
Retained earnings	61,914	46,753
Treasury stock, at cost (2,108,400 common shares at December 31, 2013 and 2,129,497 common shares at December 31, 2012)	(17,078)	(17,232)
Accumulated other comprehensive income (loss)	(2,544)	5,063
Total stockholders’ equity	168,584	160,691
Total liabilities and stockholders’ equity	$1,673,082	$1,629,765

CENTER BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except for share and per share data)	2013	2012	2013	2012

Interest income
Interest and fees on loans	$10,169	$10,083	$40,132	$38,921
Interest and dividends on investment securities:
Taxable	3,216	3,022	12,189	12,269
Tax-exempt	1,114	1,016	4,422	3,507
Dividends	145	141	523	567
Interest on federal funds sold and other short-term investment	—	1	2	8
Total interest income	14,644	14,263	57,268	55,272
Interest expense
Interest on certificates of deposit $100 or more	201	202	866	839
Interest on other deposits	1,121	1,163	4,353	4,569
Interest on borrowings	1,456	1,476	5,863	6,368
Total interest expense	2,778	2,841	11,082	11,776
Net interest income	11,866	11,422	46,186	43,496
Provision for loan losses	350	100	350	325
Net interest income after provision for loan losses	11,516	11,322	45,836	43,171
Other income
Service charges, commissions and fees	533	449	1,873	1,775
Annuities and insurance commissions	151	67	489	204
Bank-owned life insurance	260	282	1,364	1,018
Loan related fees	289	220	839	510
Net gains on sale of loans held for sale	39	170	294	484
Bargain gain on acquisition	—	—	—	899
Other	35	29	281	308
Other-than-temporary impairment losses on investment securities	(628)	(538)	(652)	(870)
Net gains on sale of investment securities	1,077	337	2,363	2,882
Net investment securities gains (losses)	449	(201)	1,711	2,012
Total other income	1,756	1,016	6,851	7,210
Other expense
Salaries and employee benefits	3,393	3,205	13,465	12,571
Occupancy and equipment	962	942	3,518	2,987
FDIC insurance	294	293	1,098	1,154
Professional and consulting	310	260	1,111	1,077
Stationery and printing	108	100	333	349
Marketing and advertising	47	35	304	186
Computer expense	364	338	1,422	1,419
Other real estate owned, net	4	1	137	150
Repurchase agreement termination fee	—	—	—	1,012
Acquisition cost	—	10	—	482
Other	977	1,009	3,890	3,810
Total other expense	6,459	6,193	25,278	25,197
Income before income tax expense	6,813	6,145	27,409	25,184
Income tax expense	1,829	1,676	7,484	7,677
Net Income	4,984	4,469	19,925	17,507
Preferred stock dividends and accretion	29	28	141	281
Net income available to common stockholders	$4,955	$4,441	$19,784	$17,226
Earnings per common share
Basic	$0.30	$0.27	$1.21	$1.05
Diluted	$0.30	$0.27	$1.21	$1.05
Weighted Average Common Shares Outstanding
Basic	16,350,183	16,347,564	16,349,204	16,340,197
Diluted	16,396,931	16,363,698	16,385,692	16,351,046

CENTER BANCORP, INC. AND SUBSIDIARIES SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA (Unaudited)

	Three Months Ended
(in thousands, except for share and per share data) (annualized where applicable)	12/31/2013	9/30/2013	12/31/2012
Statements of Income Data

Interest income	$14,644	$14,541	$14,263
Interest expense	2,778	2,819	2,841
Net interest income	11,866	11,722	11,422
Provision for loan losses	350	—	100
Net interest income after provision for loan losses	11,516	11,722	11,322
Other income	1,756	1,543	1,016
Other expense	6,459	6,205	6,193
Income before income tax expense	6,813	7,060	6,145
Income tax expense	1,829	1,966	1,676
Net income	$4,984	$5,094	$4,469
Net income available to common stockholders	$4,955	$5,066	$4,441
Earnings per Common Share
Basic	$0.30	$0.31	$0.27
Diluted	$0.30	$0.31	$0.27
Statements of Condition Data (Period-End)
Investment securities:
Available for sale	$323,070	$413,147	$496,815
Held for maturity( fair value $210,958, $152,008 and $62,431)	215,286	153,486	58,064
Loans held for sale	—	101	1,491
Loans	960,943	957,492	889,672
Total assets	1,673,082	1,644,416	1,629,765
Deposits	1,342,005	1,314,317	1,306,922
Borrowings	151,155	151,155	151,155
Stockholders' equity	168,584	165,138	160,691
Common Shares Dividend Data
Cash dividends	$1,226	$1,226	$899
Cash dividends per share	$0.075	$0.075	$0.055
Dividend payout ratio	24.74%	24.20%	20.24%
Weighted Average Common Shares Outstanding
Basic	16,350,183	16,349,480	16,347,564
Diluted	16,396,931	16,385,155	16,363,698
Operating Ratios
Return on average assets (annualized)	1.20%	1.23%	1.11%
Return on average equity (annualized)	11.85%	12.53%	11.17%
Return on average tangible equity (annualized)	13.16%	13.98%	12.49%
Average equity / average assets	10.13%	9.84%	9.93%
Book value per common share (period-end)	$9.61	$9.40	$9.14
Tangible book value per common share (period-end)	$8.58	$8.37	$8.11
Non-Financial Information (Period-End)
Common stockholders of record	514	522	551
Full-time equivalent staff	166	169	178